Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2023 with respect to the consolidated financial statements and internal control over financial reporting of Ranger Oil Corporation included in the Report of Foreign Private Issuer on Form 6-K of Baytex Energy Corp. filed on June 27, 2023, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ GRANT THORNTON LLP

Houston, Texas

June 27, 2023